Exhibit 99.1

[Logo]                                                   1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                   NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell              Investors:          Robin Grey
                  720-888-2517                               720-888-2518

                  Jennifer Daumler                       Sandra Curlander
                  720-888-3356                               720-888-2501

                  Cheena Pazzo
                  918-527-3050


                       Level 3 To Acquire Progress Telecom

   Purchase Price Consists of $68.5 Million in Shares of Level 3 Common Stock
                            and $68.5 Million in Cash

     Acquisition Will Extend Level 3's Reach in Southeastern United States;
                  Expands Reach and Services for Key Customers

BROOMFIELD, Colo., January 26, 2006 -- Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it has signed a definitive agreement to acquire all of the membership interests of Progress Telecom LLC, a regional wholesale network services company based in St. Petersburg, Florida. Progress Telecom, LLC is jointly owned by Progress Energy, Inc. (NYSE: PGN) and Odyssey Telecorp, Inc.

Under the terms of the agreement, Level 3 expects to pay total consideration of $137 million, consisting of $68.5 million in unregistered shares of Level 3 Common Stock and $68.5 million in cash. The number of shares to be delivered will be determined immediately prior to closing. Progress Telecom's network spans 9,000 miles, includes 29 metro networks and connects to international cable landings in South Florida and 31 mobile switching centers in the southeast. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers.

"This transaction represents a unique opportunity to expand Level 3's footprint in the southeastern region of the United States, where we have seen strong demand for our services," said Kevin O'Hara, president and chief operating officer of Level 3. "More


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importantly,  we serve a number of the same large,  key customers,  particularly certain wireless and international customers. We believe that the completion of this transaction will enable us to expand our relationship with these customers and offer them a broader set of services in more markets outside the southeast. Progress Telecom is a very successful wholesale carrier in the southeastern United States and this acquisition will increase the extent of our network coverage in the region."

"We look forward to joining forces with Level 3," said Ronald J. Mudry, president and chief executive officer of Progress Telecom. "We believe our customers will benefit greatly from expanded access to Level 3's international network and its broad suite of transport, IP and VoIP service offerings."

"We are pleased to have entered into this agreement to sell our stake in Progress Telecom to Level 3," said Don Davis, executive vice president of Diversified Operations at Progress Energy. "We will continue to rely on Progress Telecom for transport and network management services that are critical to our business. We are confident that Level 3 will continue to deliver the quality of service we have come to expect from Progress Telecom." Progress Energy is Progress Telecom's largest customer.

"Progress Telecom has a reputation for operational excellence that we believe is consistent with the focus and reputation of both Level 3 and WilTel, which Level 3 recently acquired," said O'Hara. "Progress Telecom has a highly respected management team with a deep understanding of the markets in which they operate, and we look forward to working with them.

"We believe that in addition to lowering our access costs in that region, the companies' similar service offerings and customer bases, and complementary infrastructure represent unique cross selling opportunities," added O'Hara. "While we expect to retain a significant local presence in the region, we believe we will be able to realize significant cost synergies by integrating certain operational and corporate activities. We expect to begin most network related integration efforts in 2007, once we have realized additional scale and efficiency through the integration of WilTel."

"Progress Telecom currently generates annualized revenue of approximately $70 million and approximately $7 million of annualized positive free cash flow," said Sunit S. Patel, chief financial officer Level 3 Communications.

"We expect to begin to realize most of the cost synergy benefits during 2007 and as a result, we expect annualized cash flow to improve to approximately $30 to $35 million once we have completed the integration," added Patel. "We expect a cash-on-cash breakeven for this transaction of approximately three years, excluding potential revenue synergies."

The agreement provides that Level 3 will not acquire certain assets and liabilities related to Progress Telecom's wireless tower attachment business and its interests in affiliates focused on providing distributed antennae systems and tower backhaul services to wireless providers. Level 3 plans to have commercial services agreements in place to provide transport services and operation support to these former Progress Telecom
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affiliates  and to  cooperate  with  them on the  development  of  complementary service offerings to better serve the wireless carrier segment.

The purchase price is subject to certain customary working capital adjustments. Level 3 has the right to substitute cash in lieu of delivering common stock. Closing is expected to occur early in the second quarter of 2006. Closing is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals.

The  Company  expects  to  provide   additional   information   concerning  this
transaction during its fourth quarter 2005 earnings call scheduled for Tuesday, February 7, 2006, at 10:00 a.m. Eastern.


About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Level 3 is an industry leader in IP and VoIP services, which it provides to cable operators, ISPs, carriers and others. Level 3's E-911 service offering includes both fixed location and nomadic VoIP E-911 capabilities, supporting an FCC-compliant E-911 solution for interconnected VoIP providers. Its Web address is www.Level3.com.

The company offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3's network; overcoming the softness in the economy given its
disproportionate   effect  on  the  telecommunications   industry;   integrating
strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our
debt  obligations;   overcoming   Software   Spectrum's  reliance  on  financial
incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company's existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3's filings with the
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Securities  and  Exchange  Commission.  Statements  in this  release  should  be evaluated in light of these important factors.



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